UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 26, 2007

Metal Management, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-33044	94-2835068
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

325 N. LaSalle St., Suite 550, Chicago, Illinois		60610
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(312) 645-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements with our Principal Executive Officer

On July 26, 2007, Metal Management, Inc. (the "Company") entered into a new employment agreement (the "Agreement") with Daniel W. Dienst, the Company’s chief executive officer, that replaced the employment agreement dated January 16, 2004. The new employment agreement begins on August 1, 2007 and extends through March 31, 2012. On March 31, 2012 and every anniversary thereof, the Agreement will be automatically extended for an additional year unless either the Company or Mr. Dienst elects 90 days prior to the anniversary not to extend the term. Mr. Dienst will be subject to the non-competition and non-solicitation provisions contained in his employment agreement for a period of 18 months after the date on which his employment with the Company is terminated.

Mr. Dienst’s base salary under the Agreement is $950,000, subject to annual review by the Compensation Committee of the Company (the "Committee") for cost of living and merit factors. The Agreement continues to provide for target and maximum annual cash bonuses of 100% and 200%, respectively, of base salary, payable in accordance with the terms of the Company’s RONA Plan.

On July 26, 2007, pursuant to the Agreement the Committee granted Mr. Dienst 196,532 shares of restricted stock, of which 117,920 shares will vest on July 26, 2010 and an additional 39,306 shares will vest on each of July 26, 2011 and July 26, 2012. These shares of restricted stock will not vest upon a change of control. Pursuant to the terms of the Agreement, Mr. Dienst is entitled to the following benefits under the specific circumstances as set forth below:

Payments Made Upon a Triggering Event

If Mr. Dienst resigns for "good reason," or if the Company involuntarily terminates Mr. Dienst without "cause," the Agreement provides that:

• for a period of two years after the date of termination, he will be entitled to receive his annual base salary, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;
• for a period of two years after the date of termination, he will be entitled to receive his target annual bonuses for such years, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;
• if Mr. Dienst’s termination date occurs before March 31, he will be entitled to receive the pro rata portion of his annual bonus for such year, based on actual performance, plus any accrued interest on any payments delayed for purposes of compliance with Code section 409A;
• all of Mr. Dienst’s unvested stock options, stock grants or long term incentive plan compensation will immediately become vested; and
• for a period of two years after the date of termination (other than death, disability or the expiration of the employment agreement), he will be furnished with accident, health and life insurance programs.

"Good reason" includes a reduction of Mr. Dienst’s compensation (unless in the same proportion as similar reductions for other Company executives), a material reduction of accident, health and life insurance benefits (unless in the same proportion as similar reductions for other Company executives), an uncured material breach by the Company, a material reduction of Mr. Dienst’s position (except president or chairman of the board), responsibilities or duties, and the failure by an acquiring company to assume the Company’s obligations under the Agreement.

"Cause" includes a conviction or nolo contendere plea with respect to a felony, a conviction or nolo contendere plea with respect to misappropriation of Company funds or the commission of fraud resulting in material harm to the Company, an uncured willful breach of the new employment agreement by Mr. Dienst, uncured material neglect of his material duties, and uncured conduct materially adverse to the Company.

Payments Made Upon Permanent Disability

In the event of the permanent disability of Mr. Dienst, the Agreement will terminate, and he will be entitled to receive amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus and all of Mr. Dienst’s unvested stock options, stock grants and long-term incentive plan compensation will immediately vest.

Payments Made Upon Death

In the event of Mr. Dienst’s death, the Agreement will terminate, and he will be entitled to amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus, and all of Mr. Dienst’s unvested stock options, stock grants and long-term incentive plan compensation will immediately vest. In addition, Mr. Dienst’s spouse and dependent children will be furnished with accident, health and life insurance for a period of one year after his death.

Payments Made Upon Other Termination

If Mr. Dienst voluntarily terminates his employment without "good reason," or if the Company terminates Mr. Dienst for "cause," Mr. Dienst is entitled to receive amounts earned during his term of employment, including the pro rata portion, through the date of termination, of his annual base salary and bonus.
If the Company notifies Mr. Dienst that the Agreement term will not be extended under the automatic extension provision, all then unvested shares of restricted stock granted to Mr. Dienst would vest on the date of termination of Mr. Dienst’s employment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Metal Management, Inc.

August 1, 2007	By:	/s/ Robert C. Larry

Name: Robert C. Larry
Title: Executive Vice President and Chief Financial Officer